SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2003

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia  30092

                              (Address of principal executive offices)                            (Zip Code)

(770) 449-7800

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Item 5.	Other Events

Acquisition of Leo Burnett Chicago Building

On November 6, 2003, Wells 35 W. Wacker, LLC, a single member Delaware limited liability company wholly owned by Wells Operating Partnership, L.P. (“Wells OP”), a Delaware limited partnership formed to acquire, own, lease and operate real properties on behalf of the Wells Real Estate Investment Trust, Inc. (the “Registrant”), purchased a 97.9396% general partnership interest in VV City-Buck Venture, L.P. (“VV City”), a Delaware limited partnership, which is the owner of a 96.5007% general partnership interest in 35 W. Wacker Venture, L.P. (“Wacker Venture”), which owns a 50-story office building containing approximately 1.1 million aggregate rentable square feet at 35 W. Wacker Drive in Chicago, Illinois (the “Leo Burnett Chicago Building”) for a purchase price of approximately $267.5 million, plus closing costs. As a result of this two-tier partnership structure, Wells OP indirectly acquired a 94.5124% interest in the Leo Burnett Chicago Building. Wells OP received a credit against the purchase price paid at closing in the amount of approximately $139.3 million representing Wells OP’s pro rata portion of the existing indebtedness against the Leo Burnett Chicago Building in the amount of approximately $147.4 million. Buck 35 Wacker, L.L.C. (“Buck”) retained a 2.0604% limited partnership interest in VV City, and Leo Burnett USA, Inc. (“Leo Burnett”) retained a 3.4993% limited partnership interest in Wacker Venture. The partnership interest in VV City was purchased from VV USA City, L.P. (“VV USA”), a Delaware limited partnership. VV USA, Buck, and Leo Burnett are not in any way affiliated with the Registrant, Wells OP or Wells Capital, Inc., our advisor.

The Leo Burnett Chicago Building, which was built in 1989, is primarily leased under net leases (i.e., operating costs and maintenance costs are paid by the tenants) to Leo Burnett, Winston & Strawn LLP and Capps Digital LLC, which together lease approximately 94% of the Leo Burnett Chicago Building in the aggregate. Various other tenants lease an additional 4% of the Leo Burnett Chicago Building, and approximately 2% of the Leo Burnett Chicago Building is currently vacant.

Leo Burnett is a worldwide advertising company with U.S. corporate headquarters in Chicago, Illinois. Leo Burnett operates 98 different full service advertising agencies in 85 countries worldwide. It also operates several specialized agencies and marketing services. Leo Burnett is a subsidiary of Publicis Group S.A. (“Publicis”), a French company with corporate headquarters in Paris. The current annual base rent payable under the Leo Burnett lease, which expires in 2012, is approximately $10.6 million. Leo Burnett has the right, at its option, to extend the initial term of its lease for four additional five-year periods. In addition, Leo Burnett has certain expansion options, a right of first refusal to lease additional space, and certain limited rental space contraction options.

Winston and Strawn LLP is a full-service law firm with offices in Chicago, New York, Los Angeles, San Francisco, Washington, Geneva, London and Paris. Winston & Strawn LLP’s practice areas include litigation, corporate, employment, real estate, tax, intellectual property and environmental law. The current annual base rent payable under the Winston & Strawn LLP lease, which expires in 2009, is approximately $10.0 million. Winston & Strawn LLP has the right, at its option, to extend the initial term of its lease for one additional 10-year period. In addition, Winston & Strawn LLP has certain expansion options under its lease.

The current aggregate annual base rent for the remaining tenants in the Leo Burnett Building, is approximately $2.3 million.

Property Management

Wells Management Company, Inc. (“Wells Management”), an affiliate of the Registrant and the advisor, will manage the Leo Burnett Chicago Building on behalf of Wells OP. Wells Management will be paid asset and property management fees in the amount of up to 4.5% of the gross revenues from the Leo Burnett Chicago Building, subject to certain limitations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By:	/s/ Leo F. Wells, III

Leo F. Wells, III President

Date: November 19, 2003

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